Exhibit 10.33

February 7, 2008

Mr. Tim Morrison
740 Ironwood
Green River, WY 82935

Dear Tim:

I am very pleased to present this letter confirming our offer of employment to you as President, based in our corporate offices in Springdale Arkansas. As President, you will report to me and will be responsible for management oversight of all day to day operating functions of the Company. Along with the responsibilities that includes, your initial focus will include the following:

a.	Bringing production and extrusion processes under statistical process control
b.	Examining and evaluating Company operations and personnel with a “third party” perspective, and leading lean manufacturing and continuous improvement initiatives.
c.
Evaluating the potential for partnership with a logistics/distribution organization that will allow AERT to directly serve the Lowe’s account. Please not that these goals, along with all provisions of this offer must be kept absolutely confidential.

COMPENSATION
You will be paid an annual salary of $200,00 starting on your first day of employment. It will be paid according to the Company’s payroll program (Currently paid weekly on the second Monday following the work-week). Additionally, beginning with the fiscal year 2008 you will have the opportunity to earn a bonus of up to 100% of your salary through your achievement of the income and profitability targets established. Your bonus is guaranteed to be at least 25% of your annual salary as long as the Company is profitable for the year. Annual bonuses are paid on or about March 15 of each year following the end of the fiscal (calendar) year.

EQUITY OPPORTUNITY
You will have the opportunity to earn wealth to be granted 150,000 shares of stock each year for three years through the Company’s Key Associate and Management Equity Incentive Plan. You will be provided an initial grant of 150,000 shares within 30 days of your reporting to work.  This initial grant will be subject to forfeiture until specified performance and other conditions are met. Future grants will similarly be based on your attainment of established performance objectives. There is a crediting  schedule within this plan of 25% per year over four years. Please also note that your participation in this program requires your signed commitment to the provisions of a Non-Compete and Nonsolicitation Agreement (Copy Attached for your review). Through appropriate revision of plan or other documents, it will be clarified that all granted shares vest should there be a change in ownership or significant change in the management structure of AERT that makes the continuance of your President responsibilities difficult.

OTHER TERMS OF AGEEMENT
As part of this offer, we also agree to the following:

a.
Within the first three years of your employment with AERT, should there be an ownership change of AERT, you will receive a buyout equal to three times your previous year’s annual salary and earned bonus.  Similarly, should there be a significant change in the management of the Company that makes the continuance of your President responsibilities difficult, you will receive a buyout equal to three times your previous year’s annual salary and earned bonus.

b.
 Within the first three years of your employment with AERT, should your employment be terminated without cause (as defined below), AERT shall continue to pay you your monthly salary for the month in which your duties are terminated and eighteen months of pay based on your previous year’s annual salary and earned bonus. For the same eighteen month period, AERT will reimburse you the difference between the COBRA rate and the Associate rate for you to continue your medical/dental coverage through the company’s plan. Such action shall become effective upon written notice to you or such later time as may be specified in the notice of termination with a written reason being given for the termination. AERT agrees to provide you or your designated agent with sufficient evidence and access to its financial books and records to ascertain that any items of compensation due you as described in this paragraph are correctly paid. For the purposes of this paragraph, for cause includes:

i.
Indictment or conviction of a crime involving willful dishonestly, fraud, theft or moral turpitude or that in the reasonable judgment of the Chief Executive Officer or Board of Directors has or could materially damage the reputation, goodwill or business opportunity of the company or would materially interfere with the performance of service by Morrison.

ii.	The abuse of illegal drugs or the abuse of alcohol to the extent that it has an adverse effect on Morrison’s performance of his duties
iii.	Gross nonfeasance of a material responsibility of Morrison as President
iv.	Intentionally usurping of a business opportunity belonging to AER T for personal gain
v.	The willful unauthorized disclosure of confidential information described in paragraph 5 of the Non-Compete and Non-Solicitation Agreement
vi.
Willful misconduct having a material adverse affect on AERT; No action or inaction is considered willful if it is done or omitted in good faith and with a reasonable belief that the action or omission was undertaken in the best interest of the company

vii.
Insubordination defined as refusal to or failure to attempt in good faith to perform the President’s duties or to follow the written legal direction of the Chief Executive Officer, President or Board of Directors after in each case being given fifteen days written notice of such refusal or failure.

c.
In the event of Morrison’s death, AERT shall pay his estate (or to another beneficiary designated in writing by him to AERT) the salary earned and payable, and the pro-rated incentive compensation, stock benefits and supplemental executive retirement plan contributions otherwise earned and payable, to Morrison until the end of the month in which his death occurs plus accumulated benefits to which he would otherwise be entitled such as accrued vacation.

d.	After your completion of one year of service with AERT, consideration will be granted to you by the AERT Nominating Committee for a position on the AERT Board of Directors.

RELOCATION ASSISTANCE
To assist you and your family in the move to Springdale, Arkansas area, AERT will provide the following.

1.	Reimbursement up to $50,000 for reasonable and normal relocation expenses that generally include the following.
a.	The cost of house-hunting trips for you and your spouse (transportation, lodging, & meals).
b.
The cost of the Company approved  moving company to pack, move, and deliver household goods to the employee’s new residence up to $15,000. NOTE: The Company does not generally pay to move unusual items (boats, antique cars, barbeque pits, animals, plants, etc.).

c.	Cost of meals, lodging, and mileage ($.14/mile) during actual move.
d.
Financial assistance on the closing costs on the sale of existing home and on the purchase of a new home, such that total relocation costs do not exceed $20,000. This segment must be used within 24 months of reporting to work.

2.	AERT will lease and provide you an extended stay apartment for up to one year until such time as your family is able to relocate.
3.	Reasonable time off to attend closing on sale of existing home and on purchase of home in Springdale area.

BENEFITS
As a full time employee, you will be eligible to participate in the Company’s benefit package that includes:
1.	Medical & Dental Insurance – Effective the first day of the month following employment
2.	Company Paid Life Insurance through the standard AERT plan
3.	Reimbursement of the cost you incur in the purchase of a $600,000 term life insurance plan that you select and purchase.
4.	Four Weeks of Paid Vacation
5.	Participation in the Company’s 401(k) Retirement Savings Plan in accordance with established eligibility provisions of the plan.

As you know, our decision to hire you as President was not made lightly. With this step, you become a very important part of our future. At your earliest convenience, please sign and return one copy of this letter to confirm that you accept our employment offer and that you are not bound by any agreements, contracts or commitments which would in any way limit your performance and contributions in the responsibilities and position we are offering. Your signing this letter will also indicate that you understand you are an “at-will” employee and can terminate your employment at any time. Similarly AERT can also terminate your employment at any time. Please note that the offer contained in this letter will be effective for four days and is contingent on the results of a drug screening you must complete as   a prospective new employee.

This letter, in conjunction with the human resources policies of AERT, contains the complete understanding regarding your employment and supersedes any and all other agreements, whether oral or written. No amendment, modification, waiver or addition to it will be valid and binding unless it is in writing and signed by both you and myself. You can return the signed letter by scanning and e-mailing it to Bill Vogt at billvogt@aert.cc or by faxing it to Bill Vogt at (479)756-7410.

_____________________________              02/08/08
           Tim Morrison                                            Date

Respectfully,

Joe Brooks,
Chief Executive Officer

cc:           Bill Vogt, Sr. Vice President – Human Capital
Ed Carda, Chairman – Compensation Committee – Board of Directors